Exhibit 99.3

Annual Letter to Shareholders of Kingsway Financial Services Inc.

March 29, 2021
Dear Fellow Shareholder,
I am pleased to be sharing this letter with you in connection with the issuance of our 2020 Annual Report.
I’m proud of the meaningful progress we made as a company in the past year in spite of the challenges and uncertainty we encountered. In the face of the COVID-19 pandemic and the disruption this caused to our businesses and work environments, we were able to adapt and continue to execute our plan. This serves as a testament to the tenacity and resiliency of our people, all of whom overcame challenges to deliver our 2020 results.
As I mentioned in the 2018 Letter (my first), I would like these letters to serve as a reference point for you and me to assess how we are running the company. I’d like to share with you our achievements towards our stated organizational priorities.
1)Focus on Strategic Capital Allocation:
a.Growing our portfolio of cash flow positive operating companies. In December of 2020 we added PWI Holdings, Inc. and its subsidiaries (“PWI”) to our Extended Warranty segment. We acquired the company for approximately $24.4 million (after giving effect to a post-closing working capital adjustment of less than $0.1 million). Consistent with our capital allocation philosophy regarding valuation discipline, the acquisition represents an approximately 3.8x multiple of PWI’s 2020 full year EBITDA, before the effects of purchase accounting impacts or separation-related costs. We are delighted to add PWI to our growing family of extended warranty businesses. We are happier yet to have done it on such attractive terms. This marks the third warranty segment acquisition since I joined Kingsway. We believe we have developed an ability to identify high quality small businesses with unique circumstances and acquire them on favorable terms.
b.Improving our capital structure. Concurrent with the PWI acquisition, we were able to recapitalize and replace our existing term debt with a more favorable term loan and revolver facility with CIBC Bank USA (“CIBC”). The terms of the CIBC loan lower our borrowing costs and align us with a lender who is excited to support our continued growth.
c.Monetizing our current portfolio of non-strategic passive investments. During the year we exited several investments in non-core businesses. We incurred some losses and some gains as a result of these exits, but all with the benefit of providing capital for the PWI acquisition while also eliminating non-strategic distractions.

Exhibit 99.3
2)Execute
a.Continue to reduce non-strategic expenses. While corporate general expenses increased by $1.8 million over 2019, excluding the impacts of
i.Acquisition-related expenses (2020: $0.4 million; 2019: less than $0.1 million),
ii.Employee termination and recruiting expenses (2020: $0.4 million; 2019: $1.1 million),
iii.Stock-based compensation expenses (2020: $1.5 million; 2019: $0.6 million)
iv.Incremental fees to complete the 2018 and 2019 audits, and catch up on delinquent filings (2020: $0.8 million; 2019: $0.9 million), and
v.Non-CMC litigation expenses (2020: $1.4 million; 2019: $0.1 million), corporate general expenses would have been essentially flat to 2019. We believe that the incremental audit fees are behind us at this point.
b.Continued alignment of business objectives and incentives around growth in intrinsic value. We continued to implement our strategy deployment and performance management tools at our operating subsidiaries, including the newly-acquired PWI. Our operating subsidiary Presidents are incentivized based on achieving and exceeding prescribed ROIC hurdles.

3)Simplify and focus. We settled Aegis litigation and in March of this year we settled the CMC litigation. These actions serve to eliminate legacy distractions and will allow us to focus on our plan.

4)Attract, develop and retain world-class talent
a.In December of 2019 Kent Hansen joined the team and was subsequently promoted to the position of Chief Financial Officer in February of 2020. Kent, along with the entire finance team, has been instrumental in bringing us current with our regulatory filings. Kent also played a key role in the PWI acquisition and CIBC financing.
b.In January of 2020, we welcomed Brian Cosgrove as the President Geminus. Brian has a wealth of experience in the vehicle extended warranty business and, not coincidentally, previously served as President of PWI. It was this connection that catalyzed our acquisition of PWI.
c.In late 2019 we launched our CEO Accelerator Program. Consistent with our strategic capital allocation goals, the program is designed to partner with talented, early-in-career managers that will source, acquire, and manage their own businesses within Kingsway. We welcomed Timi Okah to the Accelerator in August of 2020. Timi is a graduate of Stanford University and Harvard Business School and was previously a consultant at McKinsey & Company. We are enjoying working with Timi to identify and acquire a great business for him to run.
d.In December of 2020 we welcomed the PWI team to the Kingsway family. We look forward to building a great business with Edmund Field and his entire executive team.

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Exhibit 99.3
2020 TOTAL COMPANY PERFORMANCE
Please note that -- as in the past -- I present below some non-GAAP financial measures. For an explanation why I feel these are useful tools for assessing the Company’s financial performance please see Appendix I to this letter, where you will also find a reconciliation from the corresponding GAAP measures (as presented in our 2020 Annual Report) to the non-GAAP measures.
From a total company perspective, Kingsway’s net loss for 2020 was $5.4 million. In the 2019 letter, we offered a reconciliation from net loss to non-GAAP adjusted net loss and expressed our desire to measure our progress by this metric.
The reconciliation items from net loss to non-GAAP adjusted net loss in 2020 are:
•We recorded realized gains of $0.5 million on the sale of non-core investments, unrealized gains of $4.6 million on the change in fair value of our non-core investments, an unrealized gain in the fair value of our subordinated debt of $1.2 million, and a $0.1 million loss on the impairment of a non-core investment;
•We incurred expenses related to certain litigation matters of $2.7 million, and acquisition and disposition related expenses of $0.4 million;
•We recorded expenses of $0.4 million related to the restructuring of our senior leadership team;
•We incurred stock-based compensation expense associated with current management of $1.5 million;
•We incurred $0.8 million of extraordinary audit and audit-related expenses related to the accelerated ‘catch up’ filing of our 2019 financials and remaining audit work related to our 2018 financial statements;
•We incurred a $0.9 million expense related to the early repayment of our warranty debt;
•We recorded $2.6 million for a one-time fee payment related to the CMC Settlement Agreement, of which $1.6 million relates to rental income collected in periods prior to 2020; and
•We incurred amortization expenses of $2.3 million.

After adjusting net loss for the items above, Kingsway had a non-GAAP adjusted net loss of $1.0 million for the year as compared to a non-GAAP adjusted net loss of $3.4 million in 2019.
Another measure we are highly focused on is cash flow. Net cash provided by operating activities was $1.7 million in 2020. This compares to net cash used in operating activities of <$0.8 million> in 2019.

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Exhibit 99.3
2020 SEGMENT RESULTS
Extended Warranty
The Extended Warranty segment generated operating income of $6.2 million and non-GAAP adjusted EBITDA of $7.0 million in 2020, compared to $4.6 million and $5.5 million, respectively, in 2019. For a detailed reconciliation of segment operating income to non-GAAP adjusted EBITDA, refer to Appendix I.
IWS Acquisition Corporation (“IWS”)
IWS is a licensed motor vehicle service agreement (“VSA”) company and is a provider of after-market vehicle protection services distributed by credit unions in 26 states and the District of Columbia to their members. IWS generated operating income of $1.7 million and non-GAAP adjusted EBITDA of $2.1 million in 2020 as compared to $2.0 million and $2.6 million in 2019, respectively. The aforementioned impact of the COVID-19 pandemic was felt at IWS. Eric Wikander , IWS’ President, took decisive steps to manage his costs in light of the challenging and unpredictable revenue picture and that, combined with lower claims, allowed IWS to deliver a satisfactory bottom-line result. Many credit unions remain closed to walk-in business and our plans to add new credit union partners during the year were thwarted by these restrictions. That said, there is continued room to grow this business, as credit unions have become an increasingly popular alternative to traditional banks.

New and used automobile loans comprise approximately one-third of credit union loan volume, and those car owners recognize the value of IWS’ protection products. Under Eric’s leadership, our focus will be on adding new distribution partners with continued penetration of the credit union channel.
Trinity Warranty Solutions LLC (“Trinity”)
Trinity sells warranty products and provides maintenance support to consumers and businesses in the HVAC, standby generator, commercial LED lighting and refrigeration industries. Trinity distributes its warranty products through original equipment manufacturers, HVAC distributors and commercial and residential contractors. Trinity distributes its maintenance support directly through corporate owners of retail spaces throughout the United States.
Peter Dikeos and his team at Trinity experienced significant COVID-19 related challenges in 2020 in their maintenance support segment. Trinity used this as an opportunity to continue its shift in focus towards growing the higher margin warranty products segment. While sales in the maintenance support segment decreased by 50.5%, warranty products segment revenues increased by 22.2%. Trinity generated operating income of $0.6 million and non-GAAP adjusted EBITDA of $0.7 million as compared to $1.4 million and $1.4 million in 2019, respectively.
Professional Warranty Service Corporation (“PWSC”)
PWSC sells new home warranty products and provides administration services to homebuilders and homeowners across the United States. PWSC distributes its products and services utilizing an in house sales team as well as insurance brokers and insurance carriers throughout all states except Alaska and Louisiana.
PWSC generated operating income of $1.5 million and non-GAAP adjusted EBITDA of $1.6 million in 2020 as compared to $0.7 million and $0.8 million in 2019, respectively
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Exhibit 99.3
PWSC experienced considerable disruption to its business early in the COVID-19 pandemic but saw steady improvement in the second half of the year as positive trends in the new home buying market emerged. Tyler Gordy and his team continue to make significant investments in new products and channel development. We anticipate these investments contributing to increased revenues and profitability in the future.
Geminus Holding Company Inc. (“Geminus”)
Geminus primarily sells vehicle service agreements to used car buyers across the United States, through its subsidiaries, The Penn Warranty Corporation ("Penn") and Prime Auto Care, Inc. ("Prime"). Penn and Prime distribute these products in 32 and 40 states, respectively, via independent used car dealerships and franchised car dealerships.
Geminus generated operating income of $1.6 million and non-GAAP adjusted EBITDA of $1.8 million in 2020 as compared $0.5 million and $0.7 million in 2019, respectively. We estimate that the application of purchase accounting in accordance with U.S. GAAP reduced revenues at Geminus by $0.8 million and $1.6 million in 2020 and 2019, respectively, and reduced operating earnings by $0.5 million and $0.9 million in 2020 and 2019, respectively. See also Appendix I for a further explanation regarding the impacts of purchase accounting.
Geminus also felt the impact of the COVID-19 pandemic. Just weeks into his coming on board as President of Geminus, Brian Cosgrove took decisive steps to manage his costs in light of the challenging and unpredictable revenue picture and that, combined with lower claims, allowed Geminus to deliver a bottom-line result that exceeded 2019.
PWI Holdings Inc. (“PWI”)
On December 1, 2020, Kingsway closed the previously announced acquisition of PWI. PWI, through its subsidiaries Preferred Warranties, Inc., Superior Warranties, Inc., Preferred Warranties of Florida, Inc., and Preferred Nationwide Reinsurance Company, Ltd., markets, sells and administers vehicle service agreements in all fifty states, primarily through a network of independent and franchised automobile dealership partners.
We are delighted to have the PWI team join the Kingsway family and we look forward to building a great business together under the leadership of Edmund Field.
For the one month after acquisition in 2020, PWI generated operating income of $0.7 million and non-GAAP adjusted EBITDA of $0.8 million.
Real Estate
CMC Industries, Inc. (“CMC”)
CMC, through its subsidiary, TRT LeaseCo, LLC (“TRT LeaseCo”), owns a 192 acre parcel of land in Texas (the “Real Property”) that is leased on a triple net basis to BNSF Railway Company (“BNSF”). We own 81% of the company, which is consolidated for accounting and tax purposes. The property is subject to a non-recourse mortgage, which is recorded as a note payable in our consolidated balance sheets. BNSF has an option to purchase the property for $150 million at the end of the initial lease term in May 2034 which also coincides with the maturity of the mortgage. We have a balloon payment of $68 million on the mortgage debt at maturity. In 2017, BNSF entered into a lease amendment whereby they will pay an aggregate $25.0 million of additional rental income in excess of the mortgage payments through May 2034.
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Exhibit 99.3

TRT LeaseCo entered into a Management Services Agreement (the "MSA") with DGI-BNSF Corp. ("DGI") (an affiliate of the entity that owns the remaining 19% of CMC) in July 2016 pursuant to which DGI agreed to provide services to TRT LeaseCo in exchange for the fees specified in the MSA. In April 2018, TRT LeaseCo was named as a defendant in a lawsuit relating to, among other things, the manner in which such fees were calculated and paid. In March 2021, DGI, TRT LeaseCo and various other entities affiliated with each of them entered into a settlement agreement with respect to such litigation and certain other matters. For more information regarding the terms of the settlement, please see Note 27 to the consolidated financial statements within our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. While the result was not what we hoped for, I am happy to report that the matter has settled and hope that the distraction this litigation has caused our management team is behind us.
2020 Real Estate Segment operating loss was $0.5 million, inclusive of $1.3 million of legal expenses related to litigation at CMC1 and $2.6 million of management fee expense related to the CMC Settlement Agreement. In 2019, operating income was $2.8 million, which included $0.6 of ongoing litigation expenses.
Asset Management
Argo Management Group LLC (“Argo”)
Argo is the manager of a small fund dedicated to investing in search funds and their target company acquisitions. As of this writing, the fund has investments in 11 active searchers and 11 operating companies. The fund is now fully invested. We believe that search funds are a compelling asset class and our experience and investment results have been strong. Additionally, managing the fund allows us access and exposure to a steady stream of exceedingly bright and entrepreneurial young managers. We view our exposure to the search fund universe as strategic to Kingsway and a nice complement to our CEO Accelerator Program.

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1 Refer to Note 27 to the consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2020, for further information regarding the CMC litigation.
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Exhibit 99.3
CONCLUDING THOUGHTS
In spite of the aforementioned challenges we faced in 2020, we made significant progress in pursuit of our organizational priorities. We have more work to do and we are excited to continue to build value for you, our shareholders. I would like to reiterate that management and your Board are anchored to the following principles as we pursue these goals:
We have a long-term perspective. By that, I mean we use a 20-year time horizon to guide our decision-making process in much the same way that a sole proprietor would. We use a long-term approach to investments and acquisitions, as well as incentive structures.
Our job is to compound intrinsic value per share. We are not focused on size -- generating more revenues or having more employees. We are focused on growing the value of the things we own (as measured by earnings and cash flow). We regard our equity capital as ‘precious’ – not to be wasted or treated carelessly.
We are aligned with our shareholders. As of this writing, the Board and management own approximately 50.3% of our current shares outstanding. We will continue to eat a healthy portion of our own cooking.

We believe we have a concrete plan in place to grow the value of our Company over the long term. We finished 2020 in a much better position than we started and we enter 2021 with confidence in our future. We look forward to continuing to demonstrate our progress.
Respectfully,

John T. Fitzgerald
Shareholder, Director, President and CEO

This Annual Letter to Shareholders of Kingsway Financial Services Inc. (“Kingsway”) should be read in conjunction with Kingsway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Securities and Exchange Commission on March 29, 2021.
Forward-Looking Statements
This shareholder letter includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words and expressions does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in Kingsway’s 2020 Annual Report on Form 10-K. Except as expressly required by
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Exhibit 99.3
applicable securities law, Kingsway disclaims any intention or obligation to update or revise any forward- looking statements whether as a result of new information, future events or otherwise.

COVID-19

The Company could continue to experience potential impacts as a result of COVID-19, including, but not limited to, reduced revenues, potential impairment charges to the carrying amounts of goodwill, indefinite-lived intangibles and long-lived assets, the loss in value of investments, as well as the potential for adverse impacts on the Company's debt covenant financial ratios. Actual results may differ materially from the Company’s current estimates as the scope of COVID-19 evolves or if the duration of business disruptions is longer than initially anticipated.
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Exhibit 99.3
APPENDIX I TO
ANNUAL LETTER TO SHAREHOLDERS OF KINGSWAY FINANCIAL SERVICES INC.
The Company believes that non-GAAP adjusted net income (loss) and non-GAAP adjusted EBITDA, when presented in conjunction with comparable GAAP measures, provide useful information about the Company’s operating results and enhances the overall ability to assess the Company’s financial performance. The Company uses non-GAAP adjusted net income (loss) and non-GAAP adjusted EBITDA, together with other measures of performance under GAAP, to compare the relative performance of operations in planning, budgeting and reviewing the performance of its business. Non-GAAP adjusted net income (loss) and non-GAAP adjusted EBITDA allow investors to make a more meaningful comparison between the Company’s core business operating results over different periods of time. The Company believes that non-GAAP adjusted net income (loss) and non-GAAP adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliations, provide useful information about the Company’s business without regard to potential distortions. By eliminating potential differences in results of operations between periods caused by the factors listed below, the Company believes that non-GAAP adjusted net income (loss) and non-GAAP adjusted EBITDA can provide useful additional basis for comparing the current performance of the underlying operations being evaluated.
The Company utilizes non-GAAP adjusted net income (loss) to evaluate Kingsway Financial Services Inc. at the total consolidated company level for the reasons explained above. The following is an explanation of the items excluded from non-GAAP adjusted net income (loss) but included in net income (loss):
▪Adjustments relating to realized and unrealized gains and losses. The Company excludes the following realized and non-cash unrealized gains and losses:
•Loss on sale of non-core investments; Change in fair value of investments. As fully explained in its 2020 Annual Report on Form 10-K, the Company holds investments in several businesses that are not essential to the Company’s strategy in the extended warranty, asset management or real estate industries. These investments arose as a result of decisions made by prior management, and the Company intends to monetize these investments in the most beneficial manner in order to redirect the capital into its ongoing business operations. Until these investments can be monetized, the Company will continue to record realized and non-cash unrealized gains and losses. Accordingly, the Company believes that excluding these items assists management and investors in making period-to-period comparisons of operating performance. Investors should note that these items will recur in future periods until these investments are fully monetized.
•Change in fair value of debt. The Company records its subordinated debt at fair value and changes to fair value (net of the portion of the change attributable to instrument-specific credit risk) are recorded as unrealized gains or losses. The change in fair value of debt will vary from period-to- period based upon specific market conditions at the time the valuation is
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Exhibit 99.3
performed. As such, the Company has excluded this item (i) because it is not directly attributable to the performance of the Company’s business operations and, accordingly, their exclusion assists management and investors in making period-to-period comparisons of operating performance and (ii) to assist management and investors in making comparisons to companies with different capital structures. Investors should note that the change in fair value of debt will recur in future periods, so long as the Company continues to hold the subordinated debt.
•Equity in net loss of investee. Represents the Company’s holdings of Itasca Capital Limited (“ICL”) common stock until the Company disposed of its holdings in the fourth quarter of 2019. Given that the Company owned more than 20% of the outstanding common stock of ICL, the Company accounted for its investment under the equity method of accounting. This required the Company to record its portion of ICL’s net income or loss into the Company’s statement of operations every quarter. The Company was also required to review its investment on a regular basis for indicators of impairment and record impairment charges should its assessment find that its investment is other-than-temporarily impaired. Because this item was not directly attributable to the performance of the Company’s business operations, it has been excluded from non-GAAP adjusted net earnings (loss) in order to assist management and investors in making period-to-period comparisons of operating performance.
•Stock-Based Compensation Expense. Stock-based compensation expense is a non- cash expense arising from the grant and modification of stock-based awards to employees. The Company believes that excluding the effect of stock-based compensation from non-GAAP adjusted net income (loss) assists management and investors in making period-to-period comparisons in the Company’s operating performance because (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of its business operations and (ii) such expenses can vary significantly between periods as a result of the timing of grants of new stock-based awards. Additionally, the Company believes that excluding stock- based compensation from non-GAAP adjusted net income (loss) assists management and investors in making meaningful comparisons between the Company’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future.

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Exhibit 99.3
•Discontinued operations related items. The Company recorded income from discontinued operations, net of taxes and loss on disposal of discontinued operations, net of taxes primarily due to the sale of the Mendota group of companies in 2018. As these items are not directly attributable to the performance of the Company’s ongoing business operations, their exclusion assists management and investors in making period-to-period comparisons of operating performance.
•Amortization. Amortization expense is a non-cash expense relating to intangible assets arising from acquisitions that are expensed over the estimated useful life of the related assets. The Company excludes amortization expense from non-GAAP adjusted net income (loss) because it believes that (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of its business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired tangible and intangible assets. Accordingly, the Company believes that this exclusion assists management and investors in making period-to-period comparisons of operating performance. Investors should note that the use of intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation and should also note that such expense will recur in future periods.
•Other Items. The Company engages in other activities and transactions that can impact its net income (loss). In recent periods, these other items included, but were not limited to: (i) employee termination charges; (ii) redomestication expenses; (iii) certain litigation expenses; (iv) acquisition and disposition related expenses; (v) extraordinary audit and audit-related expenses; (vi) loss on the extinguishment of debt; and (vii) expenses associated with the CMC Settlement Agreement. The Company excludes these other items from non-GAAP adjusted net earnings (loss) because it believes these activities or transactions are not directly attributable to the performance of its business operations and, accordingly, their exclusion assists management and investors in making period-to-period comparisons of operating performance. Investors should note that some of these other items may recur in future periods.
The Company utilizes non-GAAP adjusted EBITDA to evaluate its Extended Warranty reportable segment for the reasons explained above. The Company notes that the exclusions from non- GAAP adjusted net income (loss) explained above are not applicable to its Extended Warranty reportable segment as those items are not recorded into the Extended Warranty reportable segment operating income. The following is an explanation of the adjustments made to Extended Warranty reportable segment operating income in order to arrive at non-GAAP adjusted EBITDA:

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Exhibit 99.3
▪Gain (loss) on sale of investments; investment income. Part of the Extended Warranty reportable segment operations is required to hold investments in trust in order to sell its products. As such, those investments generate ongoing income as well as gains and losses (realized and unrealized). However, these items are not recorded as part of the Extended Warranty reportable segment operating income. As these items are directly attributable to the performance of the Company’s business operations, they are included in non-GAAP adjusted EBITDA.
▪Depreciation. Depreciation expense is a non-cash expense relating to capital expenditures that are expensed on a straight-line basis over the estimated useful life of the related assets. The Company excludes depreciation from non-GAAP adjusted EBITDA because it believes that the amount of such expenses in any specific period may not directly correlate to the underlying performance of its business operations. Accordingly, the Company believes that this exclusion assists management and investors in making period-to-period comparisons of operating performance. Investors should note that the use of tangible assets contributed to revenue in the periods presented and will contribute to future revenue generation and should also note that such expense will recur in future periods.

A Note on Purchase Accounting
How does acquisition accounting under U.S. GAAP impact the recognition of assumed performance obligations in the periods immediately following the acquisition? Some companies collect upfront payments from customers for goods and services that will be delivered in the future. These entities recognize deferred revenue—a liability—on each period's balance sheet. This liability generally represents cash received or amounts billed for services not yet rendered by the entity. As the entity provides services, the liability is reduced and revenue is recognized in a pattern which depicts the transfer of benefits to the customer on the entity's income statement for the period.
When accounting for a business combination, liabilities (and assets) are generally recognized at fair value on the acquisition date in accordance with U.S. GAAP. For businesses that have an incremental cost associated with providing service to each customer, the deferred revenue balance would be adjusted to fair value; ordinarily, this is the amount that an independent third party would be paid to assume the obligation. Typically, this would be calculated as the present value of the cash outflows or costs that the entity requires to satisfy its customer performance obligations remaining under the contract, plus a reasonable margin that a third party would be willing to accept to assume this liability, which excludes up front selling and marketing costs which have been avoided by the acquiring enterprise. Except in very unusual circumstances, this reduces the reported amount of deferred revenue historically recorded by the selling enterprise immediately after the business combination. Consequently, entities end up with lower revenue in periods after an acquisition than they would have if the acquisition had not occurred.
The extent of the period of lower revenue depends on the duration of typical revenue services. Companies with multiyear plans (such as an extended warranty company selling a two- or
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Exhibit 99.3
three-year service contract) may see lower amounts of revenue for several years following the acquisition date.
When we applied purchase accounting to the acquisition of Geminus, the fair value of the deferred revenue acquired was indeed lower than the balance immediately pre-acquisition, due to the very reasons explained above. However, the balance of the deferred acquisition costs also were reset to zero in accordance with purchase accounting under U.S. GAAP. We estimate that the application of purchase accounting in accordance with U.S. GAAP reduced revenues at Geminus by $0.8 million and $1.6 million in 2020 and 2019, respectively, and reduced operating earnings by $0.5 million and $0.9 million in 2020 and 2019, respectively. The Company has not yet finalized the purchase accounting for PWI and is not able to estimate what the impact of purchase accounting will be, if any, on PWI’s financial results.

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Exhibit 99.3
Kingsway Financial Services Inc.
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Loss
For the Years Ended December 31, 2020 and 2019
(in thousands) (UNAUDITED)

	YTD	For the Three Months Ended
	12/31/20	12/31/20	9/30/20	6/30/20	3/31/20
GAAP Net Loss	$(5,417)	$(2,478)	$(1,124)	$(1,421)	$(393)

Non-GAAP Adjustments:
(Gain) Loss on sale of non-core investments (1)	(484)	(425)	88	-	(147)
Change in fair value of investments (2)	(4,568)	(2,193)	(1,377)	(366)	(632)
Change in fair value of debt (3)	(1,172)	767	503	202	(2,645)
Litigation expenses (5)	2,692	997	535	19	1,141
Acquisition and disposition related expenses (6)	412	238	139	-	35
Employee termination and recruiting expenses (7)	352	-	11	46	295
Stock-based compensation expense (8)	1,535	1,106	127	131	171
Net loss from discontinued operations, net of taxes (9)	(6)	-	-	(6)	-
Extraordinary audit and audit-related expenses (10)	771	-	76	305	390
Impairment of assets	117	-	-	-	117
Loss on extinguishment of debt (11)	851	851	-	-	-
CMC Settlement (12)	1,603	1,603	-	-	-
Amortization expense	2,291	572	572	573	573
Total Non-GAAP Adjustments	4,392	3,516	674	904	(702)

Non-GAAP Adjusted (Loss) Income	$(1,025)	$1,038	$(450)	$(517)	$(1,095)
	YTD	For the Three Months Ended
	12/31/19	12/31/19	9/30/19	6/30/19	3/31/19
GAAP Net Loss	$(4,313)	$(3,098)	$(4,006)	$(398)	$3,189

Non-GAAP Adjustments:
(Gain) Loss on sale of non-core investments (1)	(753)	(32)	(1,004)	598	(315)
Change in fair value of investments (2)	(4,712)	(1,803)	3,736	(2,284)	(4,361)
Change in fair value of debt (3)	(1,052)	1,052	(610)	(918)	(576)
Equity in net (gain) loss of investee (4)	(169)	(127)	126	(201)	33
Redomestication expenses (13)	72	-	-	41	31
Litigation expenses (5)	685	124	65	104	392
Acquisition and disposition related expenses (6)	46	-	23	6	17
Employee termination and recruiting expenses (7)	1,134	715	63	85	271
Stock-based compensation expense (8)	575	145	145	143	142
Net loss from discontinued operations, net of taxes (9)	1,544	1,544	-	-	-
Extraordinary audit and audit-related expenses (10)	886	149	359	378	-
Impairment of assets	75	-	-	-	75
Amortization expense	2,548	676	675	676	521
Total Non-GAAP Adjustments	879	2,443	3,578	(1,372)	(3,770)

Non-GAAP Adjusted Loss	$(3,434)	$(655)	$(428)	$(1,770)	$(581)

(1)During 2020, the Company realized a gain on its investment in FIMC and Savant, as well as a gain on sale of certain investments held within Argo Holdings that was partially offset by a loss realized on other investments. During 2019, the Company realized a gain upon the sale of New Aera Assets, 1347 Energy and FIMC that was partially offset by a realized loss on the sale of Redseal SPV, LLC.
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Exhibit 99.3

(2)The Company has investments in several entities that are not essential to the ongoing operations and strategy of the Company. The investments are recorded at fair value and changes to fair value are recorded as unrealized gains or losses.

	YTD	For the Three Months Ended
	12/31/20	12/31/20	9/30/20	6/30/20	3/31/20
(Gain) loss on change in fair value of limited liability investments, at fair value	$(4,046)	$(1,995)	$(274)	$123	$(1,899)
Net change in unrealized (gain) loss on private company investments	744	-	74	-	670
(Gain) loss on change in fair value of equity securities	(1,267)	(198)	(1,177)	(489)	597
Total	$(4,568)	$(2,193)	$(1,377)	$(366)	$(632)

	YTD	For the Three Months Ended
	12/31/19	12/31/19	9/30/19	6/30/19	3/31/19
(Gain) loss on change in fair value of limited liability investments, at fair value	$(4,475)	$(1,219)	$3,356	$(2,347)	$(4,265)
Net change in unrealized (gain) loss on private company investments	324	-	343	-	(19)
(Gain) loss on change in fair value of equity securities	(561)	(584)	37	63	(77)
Total	$(4,712)	$(1,803)	$3,736	$(2,284)	$(4,361)
(3)The Company records its subordinated debt at fair value and changes to fair value (net of the portion of the change attributable to instrument-specific credit risk) are recorded as unrealized gains or losses.
(4)Represents the Company's investment in the common stock of Itasca Capital Ltd. ("ICL"). The Company fully disposed of its investment in ICL during Q4 2019.
(5)Legal expenses associated with the Company's defense against significant litigation matters.
(6)Expenses related to legal, accounting and other expenses associated with completed and contemplated acquisitions and disposals.
(7)2020 and 2019 include charges relating to severance and consulting agreements pertaining to former key employees. 2019 also includes key employee recruiting expenses.
(8)Non-cash expense arising from the grant and modification of stock-based awards to employees. In Q4 2020, the Company modified an award previously granted to one of its Presidents, resulting in additional compensation expense associated with the change in fair value of the award.
(9)Includes losses relating to Assigned Risk Solutions Ltd. and the October 2018 completed sale of the Mendota group of companies. Refer to Note 5, Disposal and Discontinued Operations, to the Company's 2020 Annual Report on Form 10-K for further information.
(10)Extraordinary audit and audit-related expenses incurred as a result of the delayed filing of the 2018 and 2019 Kingsway audited financial statements and related quarterly filings.
(11)Early termination fees and write-off of unamortized debt issuance costs and discount associated with the early extinguishment of the 2019 KWH loan as part of the Company's purchase of PWI.
(12)In March 2021, DGI, TRT LeaseCo and various other entities affiliated with each of them entered into a settlement agreement with respect to such litigation and certain other matters ("CMC Settlement Agreement"). As part of the settlement, the Company made a one-time fee payment to DGI of which $1.6 million relates to rental income collected in periods prior to 2020.
(13)Expenses incurred as part of redomesticating Kingsway Financial Services Inc. from a Canadian registered company to be a Delaware registered company as of December 31, 2018.

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Exhibit 99.3
Kingsway Financial Services Inc.
Reconciliation of Extended Warranty Segment Operating Income to Non-GAAP Adjusted EBITDA
For the Years Ended December 31, 2020 and 2019
(in thousands)
(UNAUDITED)

	YTD	For the Three Months Ended
	12/31/20	12/31/20	9/30/20	6/30/20	3/31/20
GAAP Operating Income for Extended Warranty segment (3)	$6,221	$2,881	$1,205	$1,285	$850

Non-GAAP Adjustments:
Investment income (1)	395	51	100	100	144
Gain (loss) on sale of core investments (2)	95	(3)	29	8	61
Depreciation	280	112	58	55	55
Total Non-GAAP Adjustments	770	160	187	163	260

Non-GAAP adjusted EBITDA for Extended Warranty segment	$6,990	$3,041	$1,392	$1,448	$1,110

	YTD	For the Three Months Ended
	12/31/19	12/31/19	9/30/19	6/30/19	3/31/19
GAAP Operating Income for Extended Warranty segment	$4,611	$1,431	$1,579	$1,035	$567

Non-GAAP Adjustments:
Investment income (1)	652	177	163	145	167
Gain (loss) on sale of core investments (2)	29	4	(3)	28	-
Depreciation	205	55	57	49	44
Total Non-GAAP Adjustments	886	236	217	222	211

Non-GAAP adjusted EBITDA for Extended Warranty segment	$5,497	$1,667	$1,796	$1,257	$778

(1)Investment income arising as part of Extended Warranty segment’s minimum holding requirements
(2)Realized Gains (losses) resulting from investments held in trust as part of Extended Warranty segment’s minimum holding requirements
(3)Includes one month of PWI operating income. Excludes the impact of final purchase accounting adjustments which will be completed in 2021.
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